EXHIBIT 5.1

[Letterhead of Cleary Gottlieb Steen & Hamilton LLP]

June 15, 2012

Merrill Lynch, Pierce, Fenner & Smith Incorporated One Bryant Park, 3rd Floor New York, NY 10036	Merrill Lynch Depositor, Inc. c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated One Bryant Park, 3rd Floor New York, NY 10036 Attention: Structured Credit Trading

Ladies and Gentlemen:

We have acted as special counsel to Merrill Lynch Depositor, Inc., a Delaware corporation (the “Depositor”) in connection with the Depositor’s preparation and filing with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (the “Registration Statement”) and the related prospectus (the “Prospectus”), filed June 15, 2012, with respect to the offering of PPLUS, INDEXPLUS and BONDPLUS Trust Certificates (the “Certificates”), which the Depositor plans to offer in series. Each Series of Certificates will be issued under a separate Trust Agreement (a “Trust Agreement”), in all material respects relevant hereto incorporating the Standard Terms of Trust Agreements dated as of April 15, 2011 (the “Standard Terms”) between the Depositor and the trustee named therein (the “Trustee”).

In arriving at the opinions expressed below, we have reviewed the following documents:

(a) the Registration Statement and the related Prospectus and the documents incorporated by reference therein;

(b) the Standard Terms;

(c) the Form of Series Supplement; and

(d) forms of the Certificates set forth in the Form of Series Supplement.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Depositor and such other instruments and other certificates of public officials, officers and representatives of the Depositor and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed (including, without limitation, the accuracy of the representations and warranties of the Depositor in the Standard Terms).

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Merrill Lynch Depositor, Inc.

June 15, 2012

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1. When, in respect of a series of Certificates, a Trust Agreement has been duly authorized by all necessary action of, and duly executed and delivered by the Depositor and the Trustee for such series, such Trust Agreement will be a valid, binding and enforceable obligation of the Depositor; and

2. When a Trust Agreement for a series of Certificates has been duly authorized by all necessary action of, and duly executed and delivered by, the Depositor and the Trustee for such series, and when the Certificates of such series have been duly executed and countersigned in accordance with the terms of the Trust Agreement and issued and sold as contemplated in the Registration Statement and the prospectus with respect to such series delivered pursuant to Section 5 of the Act, such Certificates will be legally and validly issued, the holders of such Certificates will be entitled to the benefits of such Trust Agreement, and such Certificates will be fully paid and nonassessable.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation (a) we have assumed that each other party to such agreement or obligation other than the Depositor has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it, and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

The foregoing opinions are limited to the federal law of the United States of America, and the law of the State of New York.

We assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the views expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm in the Registration Statement and the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,
CLEARY GOTTLIEB STEEN & HAMILTON LLP
By	/s/ Michael A. Mazzuchi
Michael A. Mazzuchi, a Partner